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                                                                     Exhibit (i)
                            Morrison & Foerster LLP
San Francisco                  Attorneys at Law                New York
Los Angeles                                                    Washington, D.C.
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Palo Alto                 Washington, D.C. 20006-1888          London
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Orange County                                                  Singapore
San Diego                                                      Tokyo


                                February 20, 2003

Old Westbury Funds, Inc.
3435 Stelzer Road
Columbus, OH 43219

              Re:    Shares of Common Stock of
                     Old Westbury Funds, Inc.

Ladies and Gentlemen:

         We refer to Post-Effective Amendment No. 17 and Amendment No. 18 to the Registration Statement on Form N-1A (SEC File Nos. 033-66528; 811-07912) (the "Registration Statement") of Old Westbury Funds, Inc. (the "Company") relating to the registration of an indefinite number of shares of common stock of the Old Westbury Core Equities Fund, Old Westbury Capital Opportunity Fund, Old Westbury International Fund, Old Westbury Fixed Income Fund and Old Westbury Municipal Bond Fund (collectively, the "Shares").

         We have been requested by the Company to furnish this opinion as
Exhibit 23(i) to the Registration Statement.

         We have examined documents relating to the organization of the Company and its series and the authorization and issuance of shares of its series. We have examined such records, documents, instruments, certificates of public officials and of the Company, made such inquiries of the Company, and examined such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein. This firm represented the Company in connection with the preparation of the above-referenced Post-Effective Amendment. As part of this representation, we had various conferences and discussions with officers of the Company and its investment advisor. Based on these conferences and discussions, we are not aware of any disclosures contained in such Post-Effective Amendment which would render it ineligible to become effective pursuant to Rule 485(b).

         Based upon and subject to the foregoing, we are of the opinion that:

         The issuance and sale of the Shares by the Company have been duly and validly authorized by all appropriate action and, assuming delivery by sale or in accord with the Company's dividend reinvestment plan in accordance with the description set forth in the Registration Statement, as amended, the Shares will be validly issued, fully paid and nonassessable.

         We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

         In addition, we hereby consent to the use of our name and to the reference to our firm and to the description of advice rendered by our firm under the caption "Fund Counsel" in the Statement of Additional Information, which is included as part of the Registration Statement.

                                              Very truly yours,

                                              /s/ MORRISON & FOERSTER LLP